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                                                                   EXHIBIT 99.2

                ALUMAX EXPANDS BOARD; ELECTS GEORGE E. BERGERON
                              AS PRESIDENT AND CEO


ATLANTA, GA.--JUNE 17, 1998--Alumax Inc. (NYSE: AMX; Toronto: AXI) today announced that its board of directors elected 11 new directors, all of whom were designated by Alcoa (NYSE:AA) and are officers of Alcoa.

     The 11 new directors will constitute a majority of the 21-member Alumax board.

They are:

     -    George E. Bergeron, executive vice president;

     - Michael Coleman, vice president, Alcoa and president, Alcoa Rigid Packaging;

     -    Richard L. Fischer, executive vice president and chairman's counsel;

     -    L. Patrick Hassey, vice president, Alcoa and president, Alcoa Europe;

     -    Patricia Higgins, vice president and chief information officer;

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     -    Richard B. Kelson, executive vice president and chief financial officer;

     -    Frank L. Lederman, vice president and chief technical officer;

     -    G. John Pizzey, vice president, Alcoa and president, Alcoa World
          Alumina;

     - Lawrence R. Purtell, executive vice president, environment, health and safety and general counsel;

     - Robert F. Slagle, executive vice president, human resources and communications; and

     -    G. Keith Turnbull, executive vice president, Alcoa Business Systems.

     The Alumax board also elected George E. Bergeron as president and chief executive officer. He was formerly head of Alcoa's Rigid Packaging business unit, one of Alcoa's largest units, which produces aluminum sheet for the beverage and food can industries and manages Alcoa's aluminum can recycling activities.

     Mr. Bergeron succeeds Thomas G. Johnston as president. Mr. Johnston is retiring.

     Allen Born, formerly chairman and CEO of Alumax, remains as chairman of the board through the conclusion of the special stockholders' meeting which is expected to be held in late July to vote on the merger with Alcoa.

     Alcoa accepted for purchase 51 percent of outstanding Alumax common stock, at the expiration of its tender offer at 5 P.M. E.D.T. on June 16, 1998.

     Alumax is a world leader in aluminum with assets of $3.4 billion and 1997 revenues of more than $2.9 billion.

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